Exhibit 99.1

ITT reports strong third quarter 2009 operating results, including record free cash flow and raises full-year adjusted earnings outlook

  Earnings from continuing operations at $0.36 per share for the third quarter, or $1.03 per share excluding special items, exceeding the previous guidance midpoint by $0.18
  Revenue for the third quarter was $2.7 billion, down six percent overall and four percent organically compared to the third quarter of 2008
  Strong year-to-date free cash flow of $916 million, up 21% year-over-year
  Ten-year estimate for future asbestos liabilities completed and recorded; special items include a net charge to continuing operations of $131 million after tax, or $0.71 per share

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 30, 2009--ITT Corporation (NYSE: ITT) today reported third quarter 2009 net income from continuing operations of $66 million, or $0.36 per share. When adjusted to exclude special items, income from continuing operations for the quarter was $190 million, or $1.03 per share, exceeding the previous guidance mid-point by $0.18. The Company raised its adjusted full-year earnings forecast to $3.70 to $3.74 per share, excluding special items.

The third quarter 2009 results included improved operating performance primarily driven by productivity initiatives. Revenue for the quarter was $2.7 billion, down six percent year-over-year and down four percent excluding the impacts of foreign exchange and acquisitions on a comparable basis. Year-to-date free cash flow generation of $916 million set another record for ITT and represents a 174 percent conversion of income from continuing operations, excluding special items primarily related to the charge for asbestos liability.

“We believe ITT’s performance continues to validate the benefits of a balanced portfolio that is focused on addressing a diversified set of enduring issues such as clean water and global safety and security,” said Steve Loranger, ITT’s chairman, president and chief executive officer. “While market challenges will remain into the near future, we believe the Company is doing what is required to emerge from the current economic environment as a much stronger company that is well positioned to grow and improve its financial performance over time."

In the third quarter 2009, ITT completed the effort described in its 2008 10-K and 2009 10-Qs to summarize existing asbestos claims and to develop an estimate of future claims, associated legal costs and insurance receivables. These claims are associated with certain ITT products, primarily pumps sold prior to 1985 that include gaskets and packing that allegedly contain asbestos and were manufactured by other companies.

Accordingly, the Company has recorded a special charge to continuing operations of $131 million after tax, or $0.71 per share, in the third quarter. The charge is based on a widely accepted external model, customized for ITT using relevant population data and the Company’s historical experience. The Company used this model to project future asbestos-related claims over the next 10 years, offset by expected insurance recoveries. The net liability represents a quantification of pre-existing exposures and does not reflect any new or increased exposure for ITT. The charge and associated net liability after insurance receivables are not projected to materially impact the Company’s 10-year forecasted net annual cash flows. The Company will continually update the estimated liability on a rolling 10-year basis and will record an adjustment to earnings if or when required.

Earnings Guidance Raised

As a result of its third quarter performance, ITT forecasts its full-year earnings, excluding special items, to be $3.70 to $3.74 per share. ITT is raising its guidance range from the prior earnings forecast of $3.50 to $3.70 per share. Full-year 2009 revenue is expected to be unchanged from previous guidance in the range of $10.9 billion to $11.0 billion.

“We believe our strong performance during the third quarter and our projected growth outlook for the remainder of the year underscore what ITT can accomplish by concentrating on execution and meeting our commitments,” said Loranger. “We remain focused on performance and growing value across our balanced portfolio of businesses, while working diligently to understand and address the needs of our diverse customer base and continuing to increase our investments for future organic growth.”

2009 Third Quarter Business Segment Results

Defense Electronics & Services

  For the third quarter of 2009, revenue for the segment was $1.57 billion, up two percent over the comparable period in 2008. The segment recorded revenue growth at every value center, except for the Communications Systems division, where the expected reduction in domestic SINCGARS radio deliveries resulted in a negative comparison. Most notably, increased deliveries of airborne electronics systems and new program wins at the Company’s Systems division fueled revenue growth.
  Third quarter operating income of $203.3 million grew 8.3 percent from 2008 third quarter levels. Operating margins expanded 80 basis points on strong productivity gains and favorable performance on fixed price contracts.
  During the third quarter of 2009, the segment secured a position to develop jamming capabilities for dismounted, mounted and fixed site assets of the Joint Counter Radio-Controlled Improvised Explosive Device (RC-IED) or CREW 3.3 program. This system represents the next generation of counter-IED technology development, moving from platform-based solutions to data collection and networking sensors to increase awareness of the regional battlespace. This system increases friendly forces’ ability to detect and respond to these insidious threats. Defense & Electronics Services also received orders for production of other versions of next generation jammers that are designed to protect the warfighter against the ever-changing and evolving RC-IED threat.
  Additionally, the segment received an order in early October to build two imaging systems for geostationary satellites for an international customer, which will provide round-the-clock weather forecasts and severe weather alerts. This win represents our largest space system designed for an international customer to date.

Fluid Technology

  Third quarter 2009 revenue for the segment was $826 million, down 13 percent year-over-year and 10 percent organically. Our results outperformed expectations, despite challenged industrial, municipal and residential market conditions.
  Segment operating performance was strong due to the impact of cost measures earlier in the year. This was more than offset by higher restructuring costs, the impact of foreign exchange transactions and pension costs, resulting in an 18 percent decline in operating income to $108 million, and an 80 basis-point decline in operating margin.
  While general market weakness remains, Fluid Technology saw order activity stabilizing across the fluid segment in the third quarter after recent declines, and saw its first significant orders resulting from U.S. stimulus funding involving a number of municipal water treatment and transport projects. The Water and Wastewater business also secured a significant order in Spain for the largest drinking water treatment plant in Europe, to include ITT’s ozone generators, filters, pumps and a pressure booster set. New investments by development banks and municipalities in China are resulting in more order activity for ITT.
  ITT opened a new packaging and service center in Dammam, Saudi Arabia. The facility will be key to the company’s ongoing penetration of the strategic oil and gas market in Saudi Arabia and the surrounding Gulf region.

Motion & Flow Control

  Segment revenue for the third quarter 2009 was $307 million, down 22 percent in total and 16 percent organically compared to the prior year. Revenue in the automotive market exceeded expectations, primarily due to recent stimulus activity in Europe, while performance in general industrial markets met expectations, despite some contraction. Rail markets in Europe also showed gains.
  Operating income for the segment was $40 million, down significantly year-over-year due to lower volume. Segment operating margin declined 100 basis points, with lower volume, restructuring and the impact of foreign exchange transactions more than offsetting significant improvements in productivity.
  Motion & Flow Control is benefiting from increased activity in the global rail market. Motion Technologies received a $2.1 million order for service part kits from locomotive manufacturer Electro Motive Diesel (EMD), with deliveries beginning in January 2010.
  Control Technologies received a $1.4 million order for large shock absorbers from Universal Safety Response, a company that designs and sells non-lethal security barriers that can stop large vehicles from crashing into sensitive installations.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Daylight Time to review third quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors.

For non-GAAP reconciliations, refer to www.itt.com/ir.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2008 sales of $11.7 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 ("the Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in government defense budgets; Decline in consumer spending; Sales and revenues mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations; Competition and industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Acquisitions or divestitures; Personal injury claims; Uncertainties with respect to our estimation of asbestos liability exposure and related insurance recoveries; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10−K for the fiscal year ended December 31, 2008 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED INCOME STATEMENTS (In millions, except per share) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales and revenues	$2,697.7	$2,879.3	$8,034.8	$8,749.8

Costs of sales and revenues	1,923.3	2,068.6	5,812.5	6,311.1
Selling, general and administrative expenses	386.1	415.4	1,162.4	1,272.2
Research and development expenses	63.8	60.7	174.0	172.5
Asbestos-related costs, net	222.9	1.6	224.5	11.2
Restructuring and asset impairment charges, net	8.9	5.0	40.0	15.9
Total costs and expenses	2,605.0	2,551.3	7,413.4	7,782.9

Operating income	92.7	328.0	621.4	966.9
Interest expense	24.4	29.3	73.7	101.3
Interest income	13.8	8.3	21.9	24.6
Miscellaneous expense (income), net	4.2	3.9	9.6	10.6
Income from continuing operations before income taxes	77.9	303.1	560.0	879.6
Income tax expense	11.9	98.6	104.9	279.9
Income from continuing operations	66.0	204.5	455.1	599.7
Discontinued operations, net of tax	(7.0)	11.8	(10.6)	9.5
Net income	$59.0	$216.3	$444.5	$609.2

Earnings Per Share:
Income from continuing operations:
Basic	$0.36	$1.12	$2.50	$3.30
Diluted	$0.36	$1.11	$2.48	$3.25
Discontinued operations:
Basic	$(0.04)	$0.07	$(0.06)	$0.05
Diluted	$(0.04)	$0.06	$(0.06)	$0.05
Net income:
Basic	$0.32	$1.19	$2.44	$3.35
Diluted	$0.32	$1.17	$2.42	$3.30

Average Common Shares — Basic	182.7	181.9	182.4	182.0
Average Common Shares — Diluted	184.3	184.4	183.7	184.4

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In millions) (Unaudited)

	September 30,	December 31,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$1,347.7	$964.9
Receivables, net	1,819.6	1,961.1
Inventories, net	815.4	803.8
Deferred income taxes	209.4	203.4
Other current assets (a)	204.7	131.0
Total current assets	4,396.8	4,064.2

Plant, property and equipment, net	998.0	993.9
Deferred income taxes	853.1	608.5
Goodwill, net	3,867.2	3,831.3
Other intangible assets, net	545.1	616.5
Asbestos-related assets	601.6	201.2
Other non-current assets	282.6	164.6
Total assets	$11,544.4	$10,480.2

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,274.5	$1,234.6
Accrued expenses (b)	1,079.6	991.2
Accrued taxes	110.0	30.2
Short-term debt and current maturities of long-term debt	242.8	1,679.0
Pension and postretirement benefits	68.8	68.8
Deferred income taxes	27.9	26.7
Total current liabilities	2,803.6	4,030.5

Pension and postretirement benefits	2,149.1	2,141.6
Long-term debt	1,439.7	467.9
Asbestos-related liabilities	852.7	225.9
Other non-current liabilities	711.2	554.4
Total liabilities	7,956.3	7,420.3

Shareholders' equity	3,588.1	3,059.9
Total liabilities and shareholders' equity	$11,544.4	$10,480.2

(a) 2009 includes asbestos-related assets of $57.4.
(b) 2009 includes asbestos-related liabilities of $64.7.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Operating Activities
Net income	$444.5	$609.2
(Loss) income from discontinued operations	(10.6)	9.5
Income from continuing operations	455.1	599.7

Adjustments to income from continuing operations:
Depreciation and amortization	216.8	215.8
Stock-based compensation	23.4	23.2
Asbestos-related costs, net	224.5	11.2
Restructuring and asset impairment charges, net	40.0	15.9
Payments for restructuring	(61.5)	(37.3)
Change in receivables	174.6	(16.9)
Change in inventories	12.4	1.3
Change in accounts payable	9.0	(14.6)
Change in accrued expenses	63.4	72.0
Change in accrued and deferred taxes	(30.1)	48.3
Change in other current and non-current assets	(92.6)	(22.0)
Change in other current and non-current liabilities	7.5	(8.1)
Other, net	14.2	7.5
Net cash — operating activities	1,056.7	896.0

Investing Activities Capital expenditures	(140.4)	(136.6)
Acquisitions, net of cash acquired	(34.2)	(241.0)
Proceeds from sale of assets and businesses	13.2	11.5
Other, net	0.4	3.6
Net cash — investing activities	(161.0)	(362.5)

Financing Activities Short-term debt, net	(1,435.3)	(1,254.1)
Long-term debt repaid	(20.8)	(15.4)
Long-term debt issued	992.3	0.5
Repurchase of common stock	-	(75.0)
Proceeds from issuance of common stock	4.6	31.6
Dividends paid	(109.2)	(89.1)
Tax impact from stock option exercises and restricted stock lapses	0.3	5.7
Other, net	3.9	(0.6)
Net cash — financing activities	(564.2)	(1,396.4)

Exchange Rate Effects on Cash and Cash Equivalents	53.1	(12.2)
Net Cash from Discontinued Operations	(1.8)	(7.6)
Net change in cash and cash equivalents	382.8	(882.7)
Cash and cash equivalents — beginning of year	964.9	1,840.0
Cash and Cash Equivalents — end of period	$1,347.7	$957.3

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special Items. Special Items may include, but are not limited to, non-operating settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Sales and Revenues / Orders Growth
Third Quarter 2009 & 2008

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Sales & Revenues	Sales & Revenues	Change	% Change	Acquisition / Divestitures	FX Contribution	Change	% Change
	3M 2009	3M 2008	2009 vs. 2008	2009 vs. 2008	3M 2009	3M 2009	Adj. 09 vs. 08	Adj. 09 vs. 08

ITT Corporation - Consolidated	2,697.7	2,879.3	(181.5)	-6.3%	1.7	52.3	(127.5)	-4.4%

Defense Electronics & Services	1,567.4	1,539.5	27.9	1.8%	0.0	1.1	29.0	1.9%
Communications Systems	228.8	261.9	(33.1)	-12.6%	0.0	0.0	(33.1)	-12.6%
Space Systems	158.8	154.2	4.6	3.0%	0.0	0.1	4.7	3.0%
Advanced Engineering & Sciences	258.5	247.1	11.4	4.6%	0.0	0.0	11.4	4.6%
Electronic Systems	392.2	383.4	8.8	2.3%	0.0	1.0	9.8	2.6%
Night Vision	130.8	126.6	4.2	3.3%	0.0	0.0	4.2	3.3%
Systems	374.7	346.2	28.5	8.2%	0.0	0.0	28.5	8.2%
Intell & Info Warfare	35.5	31.2	4.3	13.8%	0.0	0.0	4.3	13.8%

Fluid Technology	825.6	949.3	(123.7)	-13.0%	(8.8)	37.1	(95.4)	-10.0%
Industrial Process	172.2	196.2	(24.0)	-12.2%	0.0	1.8	(22.2)	-11.3%
Residential and Commercial Water Group	278.6	331.7	(53.1)	-16.0%	(8.8)	9.0	(52.9)	-15.9%
Water & WasteWater	389.2	437.5	(48.3)	-11.0%	0.0	27.0	(21.3)	-4.9%

Motion & Flow Control	306.9	393.8	(86.9)	-22.1%	10.5	14.2	(62.2)	-15.8%
Flow Control	46.7	61.8	(15.1)	-24.4%	5.4	3.7	(6.0)	-9.7%
Motion Technologies	120.6	132.0	(11.4)	-8.6%	0.0	7.3	(4.1)	-3.1%
Control Technologies	59.9	81.9	(22.0)	-26.9%	5.1	0.9	(16.0)	-19.5%
Interconnect Solutions	81.2	118.4	(37.2)	-31.4%	0.0	2.3	(34.9)	-29.5%

	Orders	Orders	Change	% Change	Acquisition Contribution	FX Contribution	Change	% Change
	3M 2009	3M 2008	2009 vs. 2008	2009 vs. 2008	3M 2009	3M 2009	Adj. 09 vs. 08	Adj. 09 vs. 08

Defense Electronics & Services	1,275.3	1,920.2	(644.9)	-34%	0.0	0.2	(644.7)	-33.6%

Fluid Technology	823.0	1,017.1	(194.1)	-19%	(8.0)	44.5	(157.6)	-15.5%

Motion & Flow Control	314.8	402.3	(87.5)	-22%	9.9	15.7	(61.9)	-15.4%

Total Segment Orders	2,406.2	3,340.0	(933.8)	-28%	1.9	60.4	(871.5)	-26.1%

Note: Excludes intercompany eliminations.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Sales and Revenues / Orders Growth
Q3 vs Q2 2009

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Sales & Revenues	Sales & Revenues	Change	% Change	Acquisition / Divestitures	FX Contribution	Change Adjusted	% Change Adj
	Q3 2009	Q2 2009	Q309 vs. Q209	Q309 vs. Q209	Q/Q 2009	Q/Q 2009	Q309 vs. Q209	Q309 vs. Q209

ITT Corporation - Consolidated	2,697.7	2,780.0	(82.3)	-3.0%	0.0	(28.6)	(110.9)	-4.0%

Defense Electronics & Services	1,567.4	1,604.1	(36.7)	-2.3%	0.0	(0.3)	(37.0)	-2.3%
Communications Systems	228.8	274.2	(45.4)	-16.6%	0.0	0.0	(45.4)	-16.6%
Space Systems	158.8	157.3	1.5	1.0%	0.0	(1.0)	0.5	0.3%
Advanced Engineering & Sciences	258.5	246.1	12.4	5.0%	0.0	0.0	12.4	5.0%
Electronic Systems	392.2	426.2	(34.0)	-8.0%	0.0	(0.2)	(34.2)	-8.0%
Night Vision	130.8	113.7	17.1	15.0%	0.0	0.0	17.1	15.0%
Systems	374.7	362.8	11.9	3.3%	0.0	0.0	11.9	3.3%
Intell & Info Warfare	35.5	32.9	2.6	7.9%	0.0	0.0	2.6	7.9%

Fluid Technology	825.6	869.1	(43.5)	-5.0%	0.0	(20.6)	(64.1)	-7.4%
Industrial Process	172.2	195.2	(23.0)	-11.8%	0.0	(0.2)	(23.2)	-11.9%
Residential and Commercial Water Group	278.6	283.9	(5.3)	-1.9%	0.0	(4.9)	(10.2)	-3.6%
Water & WasteWater	389.2	406.7	(17.5)	-4.3%	0.0	(16.1)	(33.6)	-8.3%

Motion & Flow Control	306.9	308.2	(1.3)	-0.4%	0.0	(7.7)	(9.0)	-2.9%
Flow Control	46.7	45.5	1.2	2.6%	0.0	(1.1)	0.1	0.2%
Motion Technologies	120.6	120.0	0.6	0.5%	0.0	(4.8)	(4.2)	-3.5%
Control Technologies	59.9	61.6	(1.7)	-2.8%	0.0	(0.2)	(1.9)	-3.1%
Interconnect Solutions	81.2	82.8	(1.6)	-1.9%	0.0	(1.5)	(3.1)	-3.7%

	Orders	Orders	Change	% Change	Acquisition Contribution	FX Contribution	Change Adjusted	% Change Adjusted
	Q3 2009	Q2 2009	Q309 vs. Q209	Q309 vs. Q209	Q/Q 2009	Q/Q 2009	Q309 vs. Q209	Q309 vs. Q209

Defense Electronics & Services	1,275.3	1,567.7	(292.4)	-19%	0.0	(0.3)	(292.7)	-18.7%

Fluid Technology	823.0	791.2	31.8	4%	0.0	(23.2)	8.6	1.1%

Motion & Flow Control	314.8	315.1	(0.3)	0%	0.0	(7.4)	(7.7)	-2.4%

Total Segment Orders	2,406.2	2,674.0	(267.8)	-10%	0.0	(30.9)	(298.7)	-11.2%

Note: Excludes intercompany eliminations.

ITT Corporation
Segment Operating Income & OI Margin
Third Quarter of 2009 & 2008

($ Millions)

	Q3 2009	Q3 2008%
	As Reported	As Reported	Change 09 vs. 08

Sales and Revenues:
Defense Electronics & Services	1,567.4	1,539.5	1.8%
Fluid Technology	825.6	949.3	-13.0%
Motion & Flow Control	306.9	393.8	-22.1%
Intersegment eliminations	(2.2)	(3.3)	-33.3%
Total Sales and Revenues	2,697.7	2,879.3	-6.3%

Operating Margin:
Defense Electronics & Services	13.0%	12.2%	80	BP
Fluid Technology	13.1%	13.9%	(80)	BP
Motion & Flow Control	13.2%	14.2%	(100)	BP
Total Ongoing Segments	13.0%	13.1%	(10)	BP

Income:
Defense Electronics & Services	203.3	187.8	8.3%
Fluid Technology	108.0	132.2	-18.3%
Motion & Flow Control	40.4	55.9	-27.7%
Total Segment Operating Income	351.7	375.9	-6.4%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter of 2009 & 2008

($ Millions, except EPS and shares)

									Change	Percent Change
	Q3 2009	Q3 2009		Q3 2009	Q3 2008	Q3 2008		Q3 2008	2009 vs. 2008	2009 vs. 2008
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	351.7			351.7	375.9			375.9

Interest Income (Expense)	(10.6)	(10.8)	#A	(21.4)	(21.0)			(21.0)
Other Income (Expense)	(4.2)			(4.2)	(3.9)			(3.9)
Corporate (Expense)	(259.0)	209.6	#B	(49.4)	(47.9)			(47.9)

Income from Continuing Operations before Tax	77.9	198.8		276.7	303.1			303.1

Income Tax Expense	(11.9)	(75.3)	#C	(87.2)	(98.6)	0.6	#D	(98.0)

Income from Continuing Operations	66.0	123.5		189.5	204.5	0.6		205.1

Diluted EPS from Continuing Operations	0.36	0.67		1.03	1.11	0.00		1.11	($0.08)	-7.2%

#A - Remove interest refund related to prior year tax settlement.
#B - Remove estimated cost of asbestos claims to be filed in the next 10 years.
#C - Remove tax benefit primarily related to the above asbestos claims.
#D - Remove tax expense of $0.6M.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
Third Quarter of 2009 & 2008

($ Millions)

	9M 2009	9M 2008

Net Cash - Operating Activities	1,056.7	896.0

Capital Expenditures	(140.4)	(136.6)

Pension Pre-funding, net of tax	-	-

Free Cash Flow	916.3	759.4

Income from Continuing Operations	455.1	599.7

Free Cash Flow Conversion	201%	127%

Non-Cash Special Tax Items	72.9	-

Income from Continuing Operations, Excluding
Non-Cash Special Tax Item and asbestos charge, net of tax	528.0	599.7

Adjusted Free Cash Flow Conversion	174%	127%

ITT Corporation
Debt Coverage Ratios 2009 & 2008

	September 30, 2009	December 31, 2008

Net Debt/Net Capitalization	8.5%	27.9%
Total Debt/Total Capitalization	31.9%	41.2%

Short Term Debt	242.8	1,679.0
Long Term Debt	1,439.7	467.9
Total Debt	1,682.5	2,146.9
Cash & Cash equivalents	1,347.7	964.9
Net Debt	334.8	1,182.0

Total Shareholders' Equity	3,588.1	3,059.9
Net Debt	334.8	1,182.0
Net Capitalization	3,922.9	4,241.9

CONTACT:
ITT Corporation
David Albritton, +1-914-641-2160
david.albritton@itt.com